Exhibit 99.1

Shineco, Inc. Reports Fiscal Year 2018 Financial Results

BEIJING, October 15, 2018 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, announced today its financial results for the fiscal year ended June 30, 2018.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, "We are proud of our achievements for fiscal year 2018 with total revenue increased by 30.7% to $43.90 million. Our revenue from Luobuma products increased 200.3% to $10.88 million as our investment in our Apocynum Industrial Park in Xinjiang began to realize its potential. We expect to see more revenue momentum as we continue to invest in key projects to position ourselves for long term growth and success. We are pleased with the reception our Luobuma product line has received over the past fiscal year and we are excited to continue to optimize our operations and improve our gross margins as we enter the new fiscal year.”

Fiscal Year 2018 Financial Highlights

	For the Fiscal Years Ended June 30
($ millions, except per share data)	2018	2017	% Change
Revenue	43.90	33.59	30.7%
Luobuma products	10.88	3.62	200.3%
Chinese medicinal herbal products	14.18	13.25	7.1%
Other agricultural products	18.83	16.72	12.6%
Gross profit	14.79	10.74	37.7%
Gross margin	33.7%	32.0%	1.7 pp *
Operating income	9.27	7.45	24.5%
Operating margin	21.1%	22.2%	-1.0 pp *
Net income attributable to Shineco	7.59	8.47	-10.4%
EPS	0.36	0.41	-12.5%

*	Notes: pp represents percentage points

●	Revenue: $43.90 million (at 33.7% gross margin), up 30.7% from $33.59 million (at 32.0% gross margin) in fiscal year 2017, reflecting the increase in sales across all products.

●	Luobuma Products Revenue: $10.88 million, growing 200.3% year-over-year from $3.62 million in fiscal year 2017.

●	Gross Profit: $14.79 million, up from $10.74 million in fiscal year 2017.

●	Operating Income: $9.27 million, growing 24.5% year-over-year from $7.45 million in fiscal year 2017.

●	Net income attributable to Shineco: $7.59 million, compared to $8.47 million in fiscal year 2017.

●	EPS: Net income per share of 0.36, compared to a net income per share of $0.41 in fiscal year 2017.

Fiscal Year 2018 Financial Results

Revenue

Revenue for the year ended June 30, 2018 increased by $10.31 million, or 30.7%, to $43.90 million from $33.59 million for the same period of last year, mainly due to the increase in sales across all products.

	For the Fiscal Years Ended June 30
	2018			2017
($ millions)	Revenue	COGS	Gross Margin	Revenue	COGS	Gross Margin
Luobuma products	10.88	4.89	55.1%	3.62	1.71	52.8%
Chinese medicinal herbal products	14.18	10.76	24.1%	13.25	10.18	23.1%
Other agricultural products	18.83	13.46	28.5%	16.72	10.96	34.5%
Total	43.90	29.11	33.7%	33.59	22.85	32.0%

Revenue from Luobuma products increased by $7.26 million, or 200.3%, to $10.88 million for the year ended June 30, 2018 from $3.62 million for the same period of last year, mainly due to revenue generated by a new subsidiary, Xinjiang Taihe, of $8.21 million for the year ended June 30, 2018. Moreover, the increase of revenue from this segment was due to increased sales volume of health awareness related products. The Company also enhanced online sales promotions during the year ended June 30, 2018, which contributed to more sales revenue overall. The increase was partially offset by the decrease in revenue from Tenet-Jove Xuzhou branch of $1.59 million, as the business operation of this branch ceased in November 2017.

Revenue from Chinese medicinal herbal products increased by $0.93 million, or 7.1%, to $14.18 million for the year ended June 30, 2018 from $13.25 million for the same period of last year. The increase was primarily due to the increased unit sales price in the herbal market during the period from October to December 2017, as well as more fulfilled sales orders from customers for the year ended June 30, 2018 than the same period in 2017.

Revenue from other agricultural products increased by $2.11 million, or 12.6%, to $18.83 million for the year ended June 30, 2018 from $16.72 million for the same period of last year. The increase was mainly attributable to the increase in sales volume of yew trees since the public realized the air purification function of the yew trees for year ended June 30, 2018 as compared to the same period in 2017.

Gross profit and Gross Margin

Total cost of revenue increased by $6.26 million, or 27.4%, to $29.11 million for the year ended June 30, 2018 from $22.85 million for the same period of last year. Gross profit increased by $4.05 million, or 37.7%, to $14.79 million for the year ended June 30, 2018 from $10.74 million for the same period of last year. Overall gross margin increased by 1.7 percentage points to 33.7% for the year ended June 30, 2018, compared to 32.0% for the same period of last year.

Gross margins for Luobuma products, Chinese medicinal herbal products, and other agricultural products were 55.1%, 24.1%, and 28.5%, respectively, for the year ended June 30, 2018. This compared to gross margins for Luobuma products, Chinese medicinal herbal products, and other agricultural products of 52.8%, 23.1%, and 34.5%, respectively, for the same period of last year.

Operating income

Selling expenses increased by $0.05 million, or 3.3%, to $1.53 million for the year ended June 30, 2018 from $1.48 million for the same period of last year, primarily due to the acquisition of a new subsidiary, Tianjin Tajite, in October 2017. The increase in selling and distribution expenses was also a result of increased promotion expenses as the Company enhanced its online sales promotions, partially offset by decreased rent expense of warehouse and salary expenses due to more effective cost control during the years ended June 30, 2018 compared to the same period of 2017.

General and administrative expenses increased by $2.17 million, or 119.8%, to $3.99 million for the year ended June 30, 2018 from $1.81 million for the same period of last year. The increase in general and administrative expenses was primarily attributable to the incorporation and acquisition of new subsidiaries, Tiankunrunze in second quarter of fiscal year 2017, and Xinjiang Taihe, Runze and Tianjin Tajite in fiscal year 2018. The increase in general and administrative expenses was also a result of increased bad debt expense, salary expenses as well as entertainment expense.

Operating income increased by $1.83 million, or 24.5%, to $9.27 million for the year ended June 30, 2018 from $7.45 million for the same period of last year. Operating margin was 21.1% for the year ended June 30, 2018, compared to 22.2% for the same period of last year.

Impairment loss on goodwill

Impairment loss on goodwill was $2.15 million for the year ended June 30, 2018, representing an increase of 100.00%, as compared to the same period of last year. In conjunction with the preparation of consolidated financial statement for year ended June 30, 2018, the management performed evaluation on the impairment of goodwill. Due to the lower than expected revenue and profit, and unfavorable business environment, the management fully recorded impairment loss on goodwill of Tianjin Tajite.

Net income

Net income decreased by $1.09 million, or 12.7%, to $7.53 million for the year ended June 30, 2018 from $8.62 million for the same period of last year. After the deduction of non-controlling interests, net income attributable to common shareholders for the year ended June 30, 2018 was $7.59 million, or $0.36 per basic and diluted share. This compared to net income attributable to common shareholders of $8.47 million, $0.41 per basic and diluted share, for the same period of last year.

Financial Condition

As of June 30, 2018, the Company had cash and cash equivalents of $31.49 million, compared to $23.15 million as of June 30, 2017. Net cash provided by operating activities was $9.85 million for the year ended June 30, 2018, compared to net cash used in operating activities of $2.74 million for the same period of last year. Net cash used in investing activities was $0.75 million for the year ended June 30, 2018, compared to $0.73 million for the same period of last year. Net cash used in financing activities was $0.49 million for the year ended June 30, 2018, compared to net cash provided by financing activities of $5.38 million for the same period of last year.

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com

SHINECO, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2018	2017
ASSETS

CURRENT ASSETS:
Cash	$31,487,053	$23,154,551
Accounts receivable, net	15,478,336	14,480,004
Due from related parties	388,261	448,833
Inventories	2,364,558	2,346,273
Advances to suppliers, net	4,977,407	2,396,123
Deferred issuance cost	434,000	-
Other current assets	1,034,780	1,900,143
TOTAL CURRENT ASSETS	56,164,395	44,725,927

Property and equipment, net	11,697,304	10,320,396
Land use right, net of accumulated amortization	1,345,088	1,346,631
Investments	6,567,090	5,695,080
Deposit for business acquisition	-	2,065,686
Distribution rights	1,114,837	-
Long-term deposit and other noncurrent assets	113,764	112,883
Long-term accounts receivable, net	2,700,367	-
Prepaid leases	3,397,572	3,784,533
Deferred tax assets	-	233,834
TOTAL ASSETS	$83,100,417	$68,284,970

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term loans	$2,316,283	$2,663,628
Accounts payable	2,270,140	158,068
Advances from customers	17,500	5,439
Due to related parties	197,617	257,880
Other payables and accrued expenses	1,736,735	337,107
Taxes payable	2,991,624	1,608,926
TOTAL CURRENT LIABILITIES	9,529,899	5,031,048

Income tax payable - noncurrent portion	685,185	-
Deferred tax liability	11,652	-
TOTAL LIABILITIES	10,226,736	5,031,048

Commitments and contingencies	-	-

EQUITY:
Common stock; par value $0.001, 100,000,000 shares authorized; 21,234,072 and 21,034,072 shares issued and outstanding at June 30, 2018 and June 30, 2017	21,234	21,034
Additional paid-in capital	23,171,102	22,737,302
Statutory reserve	4,085,819	3,484,449
Retained earnings	46,051,289	39,064,743
Accumulated other comprehensive loss	(1,509,212)	(3,140,982)
Total Stockholders' equity of Shineco, Inc.	71,820,232	62,166,546
Non-controlling interest	1,053,449	1,087,376
TOTAL EQUITY	72,873,681	63,253,922

TOTAL LIABILITIES AND EQUITY	$83,100,417	$68,284,970

SHINECO, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2018	2017

REVENUE	$43,897,618	$33,592,337

COST OF REVENUE
Cost of product and services	29,005,659	22,776,035
Business and sales related tax	104,667	75,974
Total cost of revenue	29,110,326	22,852,009

GROSS PROFIT	14,787,292	10,740,328

OPERATING EXPENSES
General and administrative expenses	3,985,604	1,813,402
Selling expenses	1,530,005	1,480,855
Total operating expenses	5,515,609	3,294,257

INCOME FROM OPERATIONS	9,271,683	7,446,071

OTHER INCOME
Impairment loss on goodwill	(2,153,298)	-
Income from equity method investments	907,794	927,697
Purchase rebate income	1,377,108	1,136,162
Other income	307,637	348,181
Interest income (expense), net	(58,775)	14,171
Total other income	380,466	2,426,211

INCOME BEFORE PROVISION FOR INCOME TAXES	9,652,149	9,872,282

PROVISION FOR INCOME TAXES	2,123,587	1,252,637

NET INCOME	7,528,562	8,619,645

Net (loss) income attributable to non-controlling interest	(59,354)	149,991

NET INCOME ATTRIBUTABLE TO SHINECO, INC.	$7,587,916	$8,469,654

COMPREHENSIVE INCOME
Net income	$7,528,562	$8,619,645
Other comprehensive income (loss): foreign currency translation gain (loss)	1,658,658	(1,271,036)
Total comprehensive income	9,187,220	7,348,609
Less: comprehensive (loss) income attributable to non-controlling interest	(32,466)	132,008

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHINECO, INC.	$9,219,686	$7,216,601

Weighted average number of shares basic and diluted	21,119,004	20,616,335

Earnings per common share	$0.36	$0.41

SHINECO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,528,562	$8,619,645
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	698,232	575,196
Loss (gain) from disposal of property and equipment	5,557	(8,063)
Provision (recovery of) for doubtful accounts	262,013	(342,041)
Increase in inventory reserve	124,601	37,292
Deferred tax (benefit) provision	(28,138)	86,780
Income from equity method investments	(907,794)	(927,697)
Interest income from loans to related parties	-	(86,355)
Impairment loss on goodwill	2,153,298	-

Changes in operating assets and liabilities:
Accounts receivable	(3,569,821)	(8,136,668)
Advances to suppliers	(2,563,943)	(2,339,757)
Inventories	(25,031)	2,122,982
Other receivables	170,125	(72,891)
Prepaid expense and other assets	4,442	(401,755)
Due from related parties	126,293	(976,937)
Prepaid leases	485,382	466,759
Accounts payable	2,145,058	(96,137)
Advances from customers	(70,459)	(3,950)
Other payables	1,272,263	(1,614,992)
Taxes payable	2,036,079	354,453
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,846,719	(2,744,136)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(1,763,160)	(49,863)
Proceeds from disposal of property and equipment	607	17,688
Payment for construction in progress	58,671	-
Repayments of loans from third parties	831,716	4,839
Loan advances to related party	(53,793)	-
Repayments of loans from related parties	-	565,739
Income received from investments in unconsolidated entities	153,695	990,839
Deposit for business acquisition	-	(2,055,074)
Deposit for potential investment	-	(200,000)
Cash of subsidiary acquired	23,304	-
NET CASH USED IN INVESTING ACTIVITIES	(748,960)	(725,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	2,459,122	2,673,064
Repayment of short-term loans	(2,877,044)	(2,701,321)
Proceeds from initial public offering, net of offering costs	-	5,394,549
Repayments of advances from related parties	(67,561)	17,683
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(485,483)	5,383,975

EFFECT OF EXCHANGE RATE CHANGE ON CASH	(279,774)	(768,830)

NET INCREASE IN CASH	8,332,502	1,145,177

CASH - Beginning of the Period	23,154,551	22,009,374

CASH - End of the Period	$31,487,053	$23,154,551

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income taxes	$857,201	$845,792
Cash paid for interest	$133,930	$150,175

SUPPLEMENTAL NON-CASH INVESTING ACTIVITY:
Issued 200,000 shares of deferred issuance cost	$434,000	$-